Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Intermountain Community Bancorp

Sandpoint, Idaho

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 of Columbia Banking System, Inc. of our reports dated February 28, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Intermountain Community Bancorp, appearing in Intermountain Community Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

September 22, 2014